            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated March 23, 2010 on the financial statements of the RiverSource Income Builder Basic Income Fund, RiverSource Income Builder Enhanced Income Fund and RiverSource Income Builder Moderate Income Fund of the RiverSource Income Series, Inc. included in the Annual Report for the period ended January 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 107 to the Registration Statement (Form N-1A, No. 2-10700) of the RiverSource Income Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 30, 2010